SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

NATIONAL HEALTH INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

(Address of principal executive offices)

(615) 890-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 19, 2014, National Health Investors, Inc. (the “Company”) entered into that certain underwriting agreement (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters $175 million aggregate principal amount of its Convertible Senior Notes due 2021 (the “Notes”). The Underwriting Agreement also provides that the Underwriters have been granted a 30-day option to purchase up to an additional $25 million aggregate principal amount of the Notes to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering to reduce amounts outstanding under its revolving credit facility and for general working capital purposes.

The description herein of the Underwriting Agreement is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Underwriting Agreement attached hereto as Exhibit 1.1.

Item 7.01.	Regulation FD Disclosure.

On March 25, 2014, the Company issued a press release announcing the completion of its public offering of $175 million aggregate principal amount of the Notes. The net proceeds of the offering were approximately $169.3 million, after deducting the underwriting discounts and commissions and other estimated expenses of the offering payable by the Company. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Title

1.1	Underwriting Agreement, dated March 19, 2014, between National Health Investors, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

99.1	Press Release dated March 25, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

Date: March 25, 2014	By:	/s/ J. Justin Hutchens

J. Justin Hutchens
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement, dated March 19, 2014, between National Health Investors, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

99.1	Press Release dated March 25, 2014.